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                                                                  EXHIBIT 3.1(f)

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               PHON-NET.COM, INC.

         Pursuant to the Business Corporation Act of the State of Florida, the undersigned President of Phon-Net.Com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("FBCA") bearing Document P97000004369 does hereby certify:

         FIRST: That pursuant to a Written Consent of the Board of Directors dated March 14, 2001, the Board of Directors approved the following amendment to the Corporation's Articles of Incorporation effecting a 1:5 reverse stock split;

         SECOND: Article IV of the Articles of Incorporation of the Corporation shall be deleted in its entirety and replaced with the following:

         "The maximum number of shares of stock that this Corporation shall be authorized to issue and have outstanding at any one time shall be 18,000,000 shares of capital stock, consisting of: (a) 16,000,000 shares of Common Stock having a par value of $.005 per share, and (b) 2,000,000 shares of Preferred Stock, having a par value of $.05 per share. Shareholders of the Corporation shall not be entitled to pre-emptive rights and shall not be entitled to cumulative voting rights.

         The Preferred Stock may be issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given."

         THIRD: On the date of filing of these Articles of Amendment with the Secretary of State of the State of Florida, every five (5) issued and outstanding shares of the Corporation's previously authorized common stock, par value $.001 per share (the "Old Common Stock") shall thereby and thereupon be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $.005 (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled, except that no fractional shares resulting from the combination shall be issued, any such fractional share to be converted to the right of the holder thereof to receive one share of New Common Stock;

         On the date of filing of these Articles of Amendment with the Secretary of State of the State of Florida the Corporation does not have any shares of Preferred Stock issued and outstanding;

         FOURTH: The herein amended Articles of Incorporation of the Corporation do not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and do not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination; and

         FIFTH: These Articles of Amendment shall be effective as of 7:00 a.m., Florida, time, on the date of filing.

         The foregoing amendment was adopted by the Board of Directors of the Corporation pursuant to Written Consent of the Board of Directors on March 16, 2001, pursuant to FBCA Section 607.0821 and Section 607.10025(2).

         IN WITNESS WHEREOF, said Corporation has caused these Articles of Amendment to be signed in its name by its President on March 16, 2001.



                                          /s/ Brian Collins
                                          --------------------------------------
                                          Brian Collins, President